Exhibit 10CC
**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
AGREEMENT FOR MANUFACTURE
BETWEEN
LOJACK CORPORATION AND
LOJACK EQUIPMENT IRELAND LIMITED
AND
CELESTICA CORPORATION

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
CONTENTS

1. DEFINITIONS	1

2. SCOPE OF AGREEMENT	2

3. FORECAST AND ORDER PROCEDURE	3

4. MATERIALS	4

5. DELIVERY AND RISK	6

6. ACCEPTANCE OF PRODUCTS	6

7. FLEXIBILITY AND RESCHEDULING	7

8. CANCELLATION	7

9. PRICES AND NRE	8

10. PAYMENT	10

11. LOJACK CREDIT LIMIT	10

12. TITLE	10

13. INTELLECTUAL PROPERTY	11

14. QUALITY ASSURANCE	11

15. CHANGE CONTROL	12

16. EXCESS AND/OR OBSOLETE MATERIAL	13

17. CELESTICA WARRANTY	14

18. LOJACK WARRANTY	15

19. INDEMNIFICATION	16

20. TOOLING, SOFTWARE AND LOJACK PROPERTY	16

21. CONFIDENTIALITY	17

22. EXCLUSIONS AND LIMITATION OF LIABILITY	17

23. TERM AND TERMINATION	19

24. GENERAL	20

SCHEDULE 1:	PRODUCTS
SCHEDULE 2:	**PRICES FOR THE PRODUCTS
SCHEDULE 3:	PRODUCTION TRANSITION ACTIVITIES AND NRES
SCHEDULE 4:	FCPA COMPLIANCE
SCHEDULE 5:	CREDIT

ii

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
THIS AGREEMENT is made effective the 25th day of November, 2010 (the “Effective Date”)
BETWEEN
CELESTICA CORPORATION, a Delaware corporation with an office located at 645 Harvey Road, Manchester, NH 03103 (“Celestica”).
AND
LOJACK CORPORATION, a Massachusetts corporation with an office located at Meditech Executive Center, 200 Lowder Brook Drive, Suite 1000, Westwood, MA 02090 (“LJ”), and LOJACK EQUIPMENT IRELAND LIMITED, whose registered office is at 5th Floor, Five Lamps Place, Amiens Street, Dublin 1, Republic of Ireland (“LEI,” and, collectively with LJ, “LoJack”).
WHEREAS
This Agreement sets out the terms and conditions upon which Celestica will manufacture and supply to LoJack certain Products and supply certain Services as herein defined.
IT IS AGREED
1.	DEFINITIONS
The following words and expressions shall have the following meanings:
1.1	“Affiliate” means, with respect to a party hereto, an entity that directly or indirectly controls, is controlled by or is under common control with that party. LEI shall be specifically excluded as being an Affiliate of LJ.
1.2	“Approved Vendor List” (“AVL”) means the LoJack approved vendor list from which Celestica must procure Materials and will identify a vendor as a supplier of either a Celestica Sourced Component or LoJack Controlled Component.

1.3	“BOM” means the bill of material for each Product.
1.4	“Celestica Sourced Component(s)” means a component(s) available from a supplier on Celestica’s preferred supplier list where Celestica has sole responsibility for negotiating terms and conditions and determining price. Celestica shall provide to LoJack a preferred supplier list for all applicable components used in the production of Products for LoJack.

1.5	“Days” means calendar days unless otherwise identified herein.

1.6	“Epidemic Condition” shall have the meaning set forth in Section 17.4.

1.7	“Excess” Material shall have the meaning set forth in Section 16.1.

1.8	“Forecast” shall have the meaning set forth in Section 3.1(b).
1.9	“Intellectual Property” shall mean all patents, applications for patents, copyrights, mask works, trade secrets and any other intellectual property rights recognised by any jurisdiction.

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1.10	“LoJack Controlled Component” means a component available from a supplier on LoJack’s preferred supplier list where LoJack has sole responsibility for negotiating terms and conditions and determining price.
1.11	“LoJack Information” shall mean the Specification for the relevant Product and all drawings, documentation, data, software, information and know-how, and any tooling provided by LoJack to Celestica.

1.12	“Material” shall mean any components and other materials comprising or comprised in Products.
1.13	“MVA” shall mean the manufacturing value add, which is the element of the Prices that covers the services provided to transform the raw materials into the finished goods.

1.14	“Obsolete Material” shall have the meaning set forth in Section 16.3.
1.15	“Order” shall mean purchase order for Products and/or Services placed by LoJack subject to the terms and conditions of this Agreement.
1.16	“Prices” shall mean the prices for Products and/or Services and/or non-recurring expenditure (“NRE”) (including, without limitation, tooling and fixtures and other agreed items) agreed between the parties from time to time, including the prices set forth in Schedules 2 and 3.
1.17	“Products” shall mean the products listed in Schedule 1 and described in the Specifications. Schedule 1 may be updated from time to time on mutual agreement of the parties.

1.18	“RMA” shall mean a return material authorisation to be provided by Celestica to LoJack.

1.19	“Safety Stock Inventory” shall have the meaning set forth in Section 4.4.

1.20	“Services” shall have the meaning set forth in Section 2.2.
1.21	“Specifications” shall mean the specifications, which may include drawings, industry standards, LoJack requirements and other information provided by LoJack and reviewed with Celestica and mutually agreed upon, for the Products, with respect to acceptance criteria, performance requirements, workmanship standards, quality standards and other requirements related to the manufacture of the Products.
1.22	“Spend Controlled Components” shall mean a component(s) available from a supplier on LoJack’s preferred supplier list where LoJack has requested that Celestica negotiate the pricing and/or the terms and conditions with such supplier on LoJack’s behalf, and LoJack has approved such pricing and/or terms and conditions. Spend Control Components will be considered LoJack Controlled Components for the purposes of this Agreement.
2.	SCOPE OF AGREEMENT
2.1	This Agreement will apply to all Orders for Products and Services placed by LoJack and accepted by Celestica under this Agreement.
2.2	From time to time, LoJack or its Affiliates may wish to purchase services from Celestica. Such “Services” may include, but shall not be limited to: development, design, engineering, out-of-warranty repair, prototyping, distribution or other services as LoJack may request and Celestica may provide from time to time and which may be described in more detail in various statements of work or Orders. Unless otherwise agreed to in writing between the parties, Celestica shall perform all Services in accordance with the terms and conditions set forth in this Agreement and at a mutually agreed upon price.

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2.3	From time to time LoJack or its Affiliates may wish to purchase Products and/or Services directly from a Celestica Affiliate. In such event LoJack or its Affiliate, as applicable, shall issue an Order directly to Celestica’s Affiliate. The Order shall incorporate by reference the terms and conditions of this Agreement and, with respect to the fulfilment of that Order, this Agreement shall be interpreted as if it had been entered into directly by the Celestica Affiliate and LoJack or LoJack Affiliate, as applicable. By issuing an Order, LoJack’s Affiliates agree to be bound to the terms and conditions of this Agreement. By accepting an Order, the Celestica Affiliate agrees to be bound to the terms and conditions of this Agreement and Celestica shall remain bound to the terms and conditions of the Agreement with respect to all duties, obligations and liabilities other than fulfillment of that Order. The effectiveness of this Agreement shall be expressly conditioned upon Celestica’s execution and delivery of a guaranty in which Celestica guarantees the performance, all payments and other obligations of its Affiliates under this Agreement and any Order. Concurrently, LJ shall execute and deliver a guaranty of the performance, all payments and other obligations of LEI and LJ Affiliates under this Agreement and any Order. LoJack will provide a copy of this Agreement to its Affiliates who wish to place Orders. Celestica will provide a copy of this Agreement to its Affiliates who wish to accept Orders.
2.4	Celestica will manufacture and deliver Products and supply Services pursuant to the terms of this Agreement, subject to LoJack first having provided Celestica with the Specification for the Product, together with any LoJack Information and all other necessary drawings, documentation, data, software, and other information of LoJack and any consigned materials necessary for the manufacture of Products and the provision of Services.
2.5	Subject to quality review standards and procedures, LoJack will accept Products and Services delivered, at agreed upon Prices, pursuant to the terms of this Agreement.
2.6	Without LoJack’s prior written approval, Celestica agrees not to knowingly manufacture or sell any LoJack products to anyone other than LoJack or its Affiliates, or use, transfer, disseminate or convey LoJack’s Intellectual Property or LoJack Information for any purpose other than for Celestica’s manufacture of the Products pursuant to this Agreement.
2.7	The selected site to manufacture the Products shall be Celestica Jahor Bahru. Approval to manufacture the Products at any other site must be approved in advance by LoJack in writing, which approval shall not be unreasonably withheld.
2.8	As of the commencement of production, Celestica will provide ** Service Mount Technology lines to support LoJack’s current Forecast and an anticipated business level of ** units per annum (which is provided as guidance only and is not a commitment to purchase as set out in Section 9.1(i)). The parties agree to work together to determine changes to the capacity required to meet LoJack’s changing business requirements.
3.	FORECAST AND ORDER PROCEDURE
3.1	Each month, or on a more frequent basis as the parties may mutually agree, LoJack will provide Celestica with updated Orders and Forecasts for the Products so as to maintain a minimum of ** months of combined Order and Forecast (as defined below) coverage at all times. This monthly update shall include:
(a)	Order(s) for Product requirements, in monthly increments with target shipment dates, for that month and the following ** months, so as to maintain a minimum of ** months of required Product Orders at all times.
(b)	A forecast (the “Forecast”) of its anticipated purchases of Products for all remaining months in the Order and Forecast coverage period described above. LoJack will use its best efforts to ensure that the Forecast is accurate but the Forecast will not constitute an Order.

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The Forecast must cover the manufacturing production time and Material lead times in order for Celestica to meet forecasted demand. If LoJack’s Forecast does not cover the period required to order long lead time Materials, LoJack will use commercially reasonable efforts to provide a separate forecast for such long lead time Materials which shall be subject to change.
3.2	Celestica will acknowledge receipt of Orders within three (3) business Days of receipt, and notify LoJack of acceptance or non-acceptance of Orders within five (5) business Days of receipt. Celestica shall be obligated to accept Orders submitted by LoJack in accordance with the terms and conditions of this Agreement. However, Celestica shall be under no obligation to accept an Order if (i) such Order contains materially incorrect or insufficient information, (ii) such Order is not consistent with LoJack’s Forecast, (iii) LoJack is in material breach of this Agreement, including, but not limited to, breach of its obligation to indemnify, defend and hold Celestica harmless pursuant to Section 19.1 or is otherwise preventing Celestica’s performance, or (iv) LoJack has exceeded or, by acceptance of such Order, will exceed its credit limit.
3.3	Celestica will use its commercially reasonable efforts to accept unplanned Orders or an increase in the quantity to be delivered relative to an Order without additional charge. However, if Celestica will incur additional costs, then acceptance of such Order will be subject to LoJack’s written agreement **.
3.4	Orders will incorporate by reference, the terms and conditions of this Agreement. This Agreement shall supersede the terms and conditions of such Orders and exclude any pre-printed terms and conditions found on LoJack’s Orders, which shall be deemed deleted. Orders will describe in more detail the required Product and/or Service to be rendered by Celestica and will include: the description and Price per unit of Product; the quantities ordered; Product revision details and such other information as the parties may agree is required. Unless otherwise agreed, Orders will be issued by e-mail.
4.	MATERIALS
4.1	Celestica agrees to purchase from LoJack certain active and end of life Material in the inventory of LoJack’s previous contract manufacturer in Malaysia and will take over certain committed Material orders necessary to support production at Celestica. LoJack and Celestica will periodically review and mutually agree on the specific Material and quantity of Materials (both on-hand and on order) to be purchased by Celestica or orders to be taken over by Celestica taking into consideration Orders and Forecasts, Material lead-times, condition of the Materials, and other relevant factors. Any Celestica purchases of inventory from LoJack will be at BOM cost set out in Schedule 2 or BOM cost in effect at time of such purchase. All amounts due for Celestica’s purchase of inventory as described herein shall be paid to LoJack within ** days of date of LoJack’s invoice. Unless otherwise agreed, invoices will be issued by e-mail no earlier than the date of purchase and no later than three (3) business days after such date. If the invoice is issued later, then ** will be measured from actual date of issue.
4.2	LoJack hereby authorises Celestica, and Celestica shall be entitled, to order Materials in accordance with Material leadtimes (for which LoJack will be responsible in accordance with Section 16 herein), as necessary to support Orders and Forecasts. Such authorisation shall include without limitation, additional Materials as are, in Celestica’s opinion, reasonably required, taking into account any supplier minimum order requirements, packaging sizes and economic order quantities, subject to LoJack’s monthly review and approval.
4.3	Without limiting Section 4.2 above, where lead times for Materials are at any time longer than the period covered by Orders set out in Section 3.1(a) above, Celestica shall be authorized to order such Materials on the basis of the Forecast in order to meet LoJack’s delivery requirements requested therein.
4.4	In the event LoJack requests Celestica to carry Materials not required by Forecast and Orders at a mutually agreed safety stock level (the “Safety Stock Inventory”), an inventory carrying cost rate in the amount of ** percent per month shall be applied to the Safety Stock Inventory based on the month-ending inventory levels unless otherwise agreed in writing and will be invoiced to LoJack monthly. For clarification purposes, this carrying charge does not apply to non-cancellable orders or non-returnable Materials that have been ordered or for which purchase commitments have been made, but where such Materials have not yet been paid for by Celestica. Carrying charges apply from the date such safety stock Material has been paid for by Celestica.

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4.5	Celestica will procure Materials in accordance with LoJack’s AVL. To use other vendors of Materials, Celestica must obtain LoJack’s prior written consent, which consent shall normally be provided, if no qualification testing is required, within fourteen (14) Days of request, and, in any event, shall not be unreasonably withheld or delayed. At the ** to be held as set out in Section 9.1(b) herein, at LoJack’s request, Celestica will evaluate, in good faith, (i) replacing a LoJack Controlled Component on the BOM with an equivalent Celestica Sourced Component, (ii) placing a supplier of LoJack Controlled Components on Celestica’s preferred supplier list, and (iii) accepting a LoJack Controlled Component as a Spend Controlled Component.
4.6	In the event of any material inconsistency between the terms and conditions of this Agreement and LoJack negotiated terms and conditions with suppliers for LoJack Controlled Components, then to the extent of any such inconsistencies, Celestica shall be relieved of any liability to LoJack with respect to LoJack Controlled Components. In the event of any Material quality issues, Celestica shall only be relieved of any liability to LoJack with respect to components which are exclusively LoJack Controlled Components, and only to the extent that the liability arises exclusively from the Material quality issues.
4.7	When requested by LoJack and upon receipt of a LoJack Order, Celestica will purchase lifetime buys of Materials that exceed the ** Forecast horizon. Upon receipt of the Materials, Celestica will invoice LoJack for such Materials. Payment shall be due to Celestica in US dollars, without offset or deduction, consistent with the terms in Section 10.1. For the period of time that Celestica stores such Materials for LoJack, such Materials will be subject to warehousing charges at Celestica’s then-current rates. Warehousing charges will be invoiced to LoJack on a monthly basis. LoJack shall have the option to store LoJack owned materials at a third-party facility to be designated by LoJack.
4.8	Where LoJack directs Celestica to buy LoJack Controlled Components, LoJack will have primary responsibility for directing these suppliers to perform in accordance with its contracts. LoJack shall make reasonable commercial efforts to align the terms and conditions for LoJack Controlled Components with the terms and conditions of this Agreement with respect to payment terms. If legally permissible, LoJack agrees to disclose the relevant terms and conditions of such supplier agreements to Celestica, including but not limited to terms related to payment, forecast, materials liability, return rights, flexibility terms, and minimum order quantities.
4.9	Where LoJack directs Celestica to buy Celestica Sourced Components, Celestica will have primary responsibility for directing these suppliers to perform in accordance with its contracts. If legally permissible, Celestica agrees to disclose the relevant terms and conditions of such supplier agreements to LoJack, including, but not limited to, terms related to payment, forecast, materials liability, return rights, flexibility terms, and minimum order quantities. In the event Celestica proposes a change to the BOM cost for a Celestica Sourced Component, Celestica will, at LoJack’s request, provide reasonable documentation to validate such change.
4.10	From time to time, LoJack may request that Celestica sell Materials to LoJack or its third party designee. Celestica will make commercially reasonable efforts to accommodate any such request, provided that any such sale of Materials does not interfere with Celestica’s ability to perform Services and provide Product under this Agreement. Such Materials shall be sold to LoJack at the price reflected in the current cost of the Products, together with a ** Material markup or US$**, whichever is greater.

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5.	DELIVERY AND RISK
5.1	Except as agreed otherwise, all Products sold to LoJack are delivered ExWorks (INCOTERMS 2000) Celestica’s premises of manufacture.
5.2	LoJack will arrange transportation and specify carrier and transportation instructions. In the event LoJack does not provide direction within five (5) business days of the date Product is available for delivery, Celestica shall arrange for transportation on LoJack’s behalf and at LoJack’s cost to a LoJack designated location.
5.3	Unless otherwise subsequently agreed, Celestica shall meet the previously agreed delivery dates. It is critical to LoJack that Celestica deliver the Products and Services contemplated by this Agreement on the agreed schedule pertaining to the Products and Services. Celestica will bear the cost of any additional freight charges necessarily incurred as a result of late delivery, where such late delivery is solely attributable to the actions of Celestica or a Celestica Controlled Component.
5.4	Risk of loss and damage will pass from Celestica to LoJack upon delivery by Celestica of the Products to the applicable carrier.
5.5	All Products will be packed by Celestica in secure packaging as agreed to by the parties. Celestica fully acknowledges that certain Products may contain primary lithium metal batteries and that the transport, handling, packaging and labeling of such products are regulated by the U.S Department of Transportation and by European and other international governments and agencies. Each party represents to the other that it will comply with all applicable laws and regulations in the transport, handling, packaging, and labeling of affected Products in connection with performance of its respective obligations under this Agreement. Celestica shall comply with its standard procedures with respect to any such designated products containing batteries and any commercially reasonable requirements requested by LoJack with respect to such Products.

5.6	LoJack is responsible for obtaining:
(a)	any necessary export and import licenses relating to Products; and
(b)	any government or regulatory approvals relating to the marketing, sale or use of Products and maintaining compliance with all applicable laws and regulations including without limitation, environmental requirements in any jurisdiction to or from which Products are shipped or in or from which the Products are marketed, distributed or sold.
6.	ACCEPTANCE OF PRODUCTS
6.1	LoJack may reject Products that are established, to Celestica’s reasonable satisfaction, a) to have been materially damaged by Celestica prior to delivery or b) not to have met the Specifications for the Products (“Rejected Products”).
6.2	LoJack will notify Celestica in writing of Rejected Products within ** business Days of original receipt of the Products at LoJack’s facilities or ** Days of delivery, whichever is earlier, and will ship Rejected Products at its risk to Celestica within ** Days of LoJack’s required receipt of an RMA from Celestica. Celestica’s issuance of an RMA will not be unreasonably withheld and will be timely issued.
6.3	Upon return of the Rejected Products, Celestica will, as soon as reasonably practical, at its election either repair, replace or credit LoJack for Rejected Products. The cost associated with any such repair, replacement, or credit will be the sole responsibility of Celestica. In the case of replacement or credit, title to the Rejected Product shall pass to Celestica on delivery to Celestica.

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6.4	In the absence of earlier notification of rejection, LoJack will be deemed to have accepted Products on the ** Day after original receipt of the Products at LoJack’s facility or ** Days after delivery, whichever is earlier.
7.	FLEXIBILITY AND RESCHEDULING
7.1 Upon LoJack’s request, Celestica shall use its commercially reasonable efforts to:
(a)	accept unplanned Orders, or

(b)	accelerate delivery dates of existing Orders, or

(c)	accept increases in quantities on existing Orders;
subject to LoJack agreeing to meet any increased costs or premium charges incurred by Celestica as a result of such activity.
7.2	LoJack may delay or reschedule deliveries in advance of agreed delivery dates, subject to the limitations set forth in the table below:

Maximum quantity of a
Product family (expressed
Number of Days (prior to	as a percentage of the total
the original scheduled	aggregate quantity of that
delivery date on which a	Product family based on
request for delayed	Orders and/or Forecasts as
delivery is made by	applicable) for which
LoJack)	delivery may be delayed
0-30	**
31-45	**
46-60	**
61-90	**
91+	**
Celestica shall use its commercially reasonable efforts to mitigate the costs of Excess Material caused by any such delay or rescheduling. Any Excess or Obsolete Material created as a result of such delay or rescheduling will be dealt with in accordance with Section 16.
7.3	LoJack must approve in writing any Orders that Celestica wishes to manufacture more than thirty (30) days in advance of its scheduled delivery date.
7.4	A delivery may only be delayed or rescheduled (whether in whole or in part) for a maximum of ** days from its original scheduled delivery date and then only within the limitations set forth in the table above. Celestica may treat any attempt to delay or reschedule an Order outside of such ** day period as a cancellation. For clarification, Materials on order by Celestica will not be cancelled solely due to such deemed cancellation. Future product requirements as set out in the then current LoJack Forecast and Orders will be taken into consideration by Celestica to determine Material ordering requirements.
8. CANCELLATION
8.1	Subject to Section 8.2, if LoJack cancels an Order, (or any part thereof) for any reason other than Celestica’s material breach of this Agreement with respect to Celestica’s obligations related to Subsections (a), (b), (c) and (d) below, or if an Order is deemed to be cancelled pursuant to Sections 7.4 or 8.2, then:
(a)	in the case of prototypes, pilot, pre-production, work-in-process (which Celestica shall be entitled to complete and deliver to LoJack) or finished Products, LoJack shall pay to Celestica the full Price for such Order (or any part thereof) so cancelled;

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(b)	if the Order (or any part thereof) is cancelled within ** days of the original scheduled delivery date specified in such Order, then, for all Products that Celestica has not at such time commenced the manufacturing process, LoJack shall pay to Celestica the transformation cost of the Order(s) (or any part thereof) so cancelled, where “transformation cost” is defined as the ** that the Celestica would have received for such Products if it had completed the manufacturing process on the date the Order(s) (or any part thereof) was cancelled, minus Celestica’s ** for such Products;
(c)	LoJack shall pay for all costs associated with any Obsolete Inventory and/or Excess Inventory that arises as a result of the cancellation of such Order (or any part thereof), in accordance with Section 16 of this Agreement; and
(d)	in the event that LoJack has directed Celestica to amortize any NRE into the Price and which NRE has not been fully recovered by Celestica from LoJack through said amortization, then LoJack shall pay Celestica the remaining unpaid NRE balance.
8.2	If any Order (or part thereof) is cancelled due to termination pursuant to Section 23, LoJack may direct Celestica to cease its manufacturing operations in respect of Products affected by such termination. In the event of such termination, LoJack shall pay to Celestica all relevant amounts specified in Section 8.1.
8.3	Celestica will use its commercially reasonable efforts to attempt to mitigate the costs described in this Section 8 on behalf of LoJack. All costs of Obsolete or Excess Materials and related handling charges shall be addressed in accordance with Section 16.
9.	PRICES AND NRE

9.1	Product Prices.
(a)	The ** Prices for the Products ** shall be established thirty (30) Days prior to commencement of volume production based on the pricing established in Schedule 2 with the Price calculated by multiplying the ** unit volume by **. This ** Price shall be subject to ** . Prices ** shall be calculated pursuant to Section 9.1(d).
(b)	In addition to the ** set out in Section 9.1(a) above, in the event LoJack does not purchase a quantity of ** units of the Products in **, LoJack shall pay to Celestica an amount equal to **.
(c)	Prices will be subject to review by the Parties on a ** basis (and at such other times as may be agreed) at a Price review meeting to be arranged by the authorised representatives of the parties and ** will be based on **, BOM costs, and any mutually agreed upon ECN, or other pricing assumptions as outlined in Schedule 2.

(d)	**.

(e)	**, Prices for each Product will be calculated by the following formula:

**

Where,

**

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(f)	The ** percentages will be fixed per the price volume table in Schedule 2. The ** will be based on any change to (i) the**, (ii) the ** costs provided that there was ** processed ** that results in a change to the ** costs, or (iii) the ** costs provided that there was ** that resulted in a ** cost change or any other variation in ** costs. When using Schedule 2 to set Prices for the Products and other purposes pursuant to this Agreement, the parties shall select the applicable ** from Schedule 2 based on the**, which includes ** issued by all LoJack Affiliates. In the event the ** fall between **, the ** set out in Schedule 2 with the ** shall be used. In the event the ** is less than the ** or higher than the ** in Schedule 2, the parties shall mutually agree on pricing to be used.

(g)	**
(h)	The parties mutually agree, on a trial basis, ** until the **, as influenced by ** or other factors reviewed ** and, in the event of such **. Either Celestica or LoJack may discontinue this use of ** on not less than sixty (60) days prior written notice to the other party prior to **,and **.
(i)	Changes to Prices, and the manner and timing of their implementation, will be agreed by the parties on a fair and reasonable basis **. In the event that Celestica agrees to hold any Product at the request of LoJack, and Product is re-priced, **.
(j)	The Prices set forth herein simply provide guidance as to the Price of Products based on the amount of Products purchased by LoJack. The Prices in no way obligate LoJack to purchase any minimum amounts of Products whatsoever.
(k)	New products which are derivatives of existing Products, such as products based on simple modifications to existing Products to allow for sale in alternate regions, will follow the pricing model of ** at the appropriate volume price point. Differences in ** costs will be based on ** and the new product and the ** costs will be quoted based on the LoJack AVL and ** for such new product. For clarity, the ** costs will be established using the same methodology used for the pricing in Schedule 2. The overall price for the new product(s) will be based on the ** with the associated ** per the price volume table in Schedule 2.
(l)	New products other than derivative products shall be priced utilizing the Price formula set out in Section 9.1(e) above using the ** from the table below based on the combined annual Forecasted volume for the Products and any new products. Celestica shall quote the new product’s ** based on LoJack’s anticipated demand and ** costs will be quoted based on such new products manufacturing and test requirements per the same methodology used to develop the prices in Schedule 2.

Total Projected LoJack Annual Unit Volume	*	*	*	*	*	*	*	*	*	*
**	*	*	*	*	*	*	*	*	*	*
**	*	*	*	*	*	*	*	*	*	*
9.2	NREs.

Schedule 3 identifies production transition activities to be provided by Celestica and associated start-up NREs to be paid by LoJack with respect to transferring the equipment, setting up the production line, and conducting production trial runs. **. Any other major production transition activities required by LoJack in addition to those identified in Schedule 3 will be quoted by Celestica and, if such quote is accepted by LoJack, such additional activities and associated NREs will be added to Schedule 3.

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10.	PAYMENT
10.1	All payments by LoJack to Celestica under this Agreement shall be in U.S. Dollars, unless otherwise restricted by the laws of a particular country in which the Products or Services are being purchased. Payment is due, without set off or deduction, ** days from the date of invoice. Unless otherwise agreed, invoices will be issued by e-mail no earlier than the delivery of Products pursuant to Section 5.1 or the rendering of Services and no later than three (3) business days after such date. If the invoice is issued later, then the ** day payment terms will be measured from actual date of issue.
10.2	With respect to LoJack’s use, transport or purchase of the Products and Services purchased hereunder from Celestica, unless LoJack provides appropriate exemption certificates, LoJack will be solely responsible for and will pay value added taxes, duties or other governmental or regulatory charges in any country, except for any income related taxes for which Celestica is directly liable.
10.3	If LoJack fails to make any payment by the due date Celestica may, in addition to its other rights and remedies, charge a late payment charge at a rate of ** percent per month until paid, together with any commercially reasonable additional costs and charges incurred by Celestica in collecting the overdue payment. Celestica shall provide written notice of the overdue payment, and in the event that LoJack does not cure the overdue payment within ** days of such notice, Celestica may elect not to perform any further obligations under this Agreement and/or any Order until payment is received. Notwithstanding the above, LoJack may withhold payment, without late payment charge, of any amount for which it provides notice to Celestica of its good faith dispute of the invoiced amount within ** days of the receipt of the applicable invoice. In this event, Celestica must continue to perform its obligations under the Agreement. Upon resolution of the dispute, in the event that LoJack owes amounts to Celestica, then LoJack shall pay the applicable amounts to Celestica within ** days of dispute resolution or the original payment date, whichever is the later.
11.	LOJACK CREDIT LIMIT
11.1	LoJack acknowledges that Celestica, in the performance of its obligations under this Agreement, will incur financial obligations. The parties agree that Celestica will from time to time, establish, and advise LoJack in writing, of LoJack’s credit limit with Celestica. LoJack agrees to operate within the credit limit established by Celestica. In the event that LoJack’s financial liability exceeds the amount of this credit limit, Celestica will give LoJack notice of its default of this condition and, if not remedied within ** Days, Celestica may require LoJack to prepay for future Orders or pay down the financial liability such that LoJack’s financial liability is below the credit limit. The terms of the credit limit (e.g., its amount and composition) shall be set forth on attached Schedule 5.
12.	TITLE
12.1	Except as otherwise specified in Section 6.3 and Section 17.2, title and interest to Products will pass to LoJack upon delivery to the applicable carrier.

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13.	INTELLECTUAL PROPERTY
13.1	LoJack grants to Celestica a limited, nonexclusive, royalty-free license to use all existing Intellectual Property which is related to the Products and owned by or licensed to LoJack (“LoJack IP”) as is necessary for Celestica to manufacture the Products, and perform associated services related thereto, under this Agreement. With respect to any Intellectual Property licensed to LoJack, LoJack warrants that such license is in good standing and includes all necessary rights of sub-licensing. In no event shall any LoJack IP be used in any manner other than as expressly permitted in this Agreement, including without limitation, in any product or service that is offered for sale, marketed, or otherwise made available for the purpose of tracking, locating or recovering assets or people or for products for sale directly to or by any past, current or future licensee of LoJack, except as authorized by LoJack, or to or by any Competitor, including **, and any other entity or person that substantially competes with LoJack or any of its Affiliates from time to time. This license is non-transferable except as part of an assignment of the Agreement permitted by Section 24.11.
13.2	Celestica grants to LoJack a limited, nonexclusive, perpetual, royalty-free license to use all existing Intellectual Property owned by or licensed to Celestica (“Celestica IP”) incorporated or embodied in the Products as is necessary for LoJack to use, offer to sell, sell, lease and otherwise distribute the Products.
13.3	Subject to payment by LoJack of applicable charges, if any, all Intellectual Property resulting from the work performed pursuant to this Agreement will be a “work for hire” and all such Intellectual Property shall be owned and controlled exclusively by LoJack other than Intellectual Property directly and substantially related to Celestica IP and that is not substantially unique to the Products, which shall be owned by Celestica (and included in Celestica IP) (the “LoJack Work”).
13.4	Nothing in this Agreement or any Order grants or can be capable of granting to a party (whether directly, indirectly, or by implication, estoppel or otherwise) any rights, other than as described herein, to any Intellectual Property owned by or licensed to the other party.
13.5	Celestica agrees that it will not create or permit any security interest, lien or other encumbrance upon any part of the LoJack Work, the LoJack IP or any materials furnished to Celestica by LoJack.
14.	QUALITY ASSURANCE
14.1	Celestica will maintain quality assurance systems for the control of material quality, processing, assembly, testing, packaging and shipping in accordance with its usual policies and practices and subject to and in conformance with LoJack Specifications. The workmanship standard to be used in building Product is then current IPC-A-610 Class II, as published by the Institute for Interconnecting and Packaging Electronic Circuits. Repair and rework shall comply with IPC-7711A/7721A unless otherwise specified in LoJack Specifications. Unless otherwise specified in LoJack Specifications, workmanship standards for other commodities shall default to standard industry practices for each commodity. Celestica specific workmanship standards should be identified, communicated, and approved by LoJack in advance of their use and acceptance.
14.2	Any deviations from LoJack Specifications or changes to the manufacturing process that will impact form, fit or function of the Products shall require LoJack approval, in accordance with the ECN process set out in Section 15, in advance of making the change.

14.3	LoJack shall be notified of any changes in quality system certification status, including ISO/TS 16949.
14.4	Celestica will perform its normal test procedures relating to Products and Services, and any applicable test procedures set forth in the Specifications. If Celestica performs tests using test equipment, procedures and/or software provided by LoJack, Celestica will have its liability for defects in the Product proportionately lessened to the extent that the failure to isolate the defect is attributable to faulty or substandard equipment, procedures or software.
14.5	Either party may during normal business hours and following reasonable notice and subject to the other party’s normal security and confidentiality requirements, review the other party’s facilities and quality control procedures as reasonably necessary for the first party to satisfy itself of the other party’s compliance with its obligations under this Agreement.

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14.6	The parties will meet in-person or via conference call quarterly to discuss and resolve any issues that may have arisen including those relating to quality, performance, engineering changes, obsolescence or excess.
14.7	Celestica will comply with its standard procedures related to supplier quality management for Material supplied from vendors of LoJack Controlled Components. Celestica and LoJack will review and mutually agree, on a case by case basis, to additional supplier quality management for such Material vendors, including but not limited to, periodic quality audits, implementation of incoming quality programs to ensure compliance to Specifications, and assuming the responsibility for managing quality issues and the implementation of both interim and final corrective actions that follow. To that end, Celestica will work with LoJack and the supply base to insure that issues are resolved quickly, with limited risk to delivery. **.
15.	CHANGE CONTROL
15.1	Either party may at any time propose changes to the relevant Specification or the Products by a written Engineering Change Notice (“ECN”) to the other party.
15.2	The recipient of an ECN will use all reasonable efforts to provide a detailed response within fourteen (14) Days of receipt.
15.3	Celestica will advise LoJack of the likely impact of an ECN (including but not limited to delivery scheduling and Prices) on the provisions of any relevant Orders.
15.4	Neither party will unreasonably withhold or delay agreement to an ECN and the parties will endeavor to agree and implement at the earliest opportunity ECNs relating to personal and product safety.
15.5	Until an ECN and any associated impact have been agreed in writing, the parties will continue to perform their obligations without taking account of that ECN.
15.6	Any Obsolete and/or Excess Materials resulting from an ECN will be dealt with in accordance with Section 16 below.
15.7	All costs arising out of extraordinary actions to implement ECNs (including without limitation: premium costs of Materials; Material handling charges; process and tooling charges; engineering charges and testing costs) will be the responsibility of LoJack, except for ECNs initiated by Celestica solely to improve its manufacturing processes
15.8	Pre-production or start-up build costs for Products associated with evaluation builds in Schedule 1 are included in the quoted NREs per Schedule 3. Product costs for such builds shall include **, if appropriate, and **.
15.9	Costs related to standalone new product introduction or standalone evaluation builds for products that will not go to full production and not related to products in Schedule 1 will be quoted on a standalone basis upon LoJack’s request for such builds. Such quote will include any materials and premium costs of Materials; Material handling charges; process and tooling charges; engineering charges and testing costs as appropriate. For clarity, all reasonable and customary support services typically performed at no charge, such as routine administrative and engineering costs, will not be included in the quote to LoJack for the new product introduction or standalone evaluation build.

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16.	EXCESS AND/OR OBSOLETE MATERIAL
16.1	If at any time, the aggregate quantity of any item of Material that Celestica has on hand, which has been ordered, manufactured or acquired in accordance with Section 3 and Section 4, is greater than the quantity of such Material Forecasted to be consumed by Celestica in the manufacture of Products for LoJack under this Agreement in the subsequent ** Days, then such excess quantity of Material shall be deemed “Excess”.
16.2	On or about the fifteenth (15th) day of each month, Celestica shall provide LoJack with a notice, setting out the amount and value of any Excess Material on hand at the end of the previous month. Within ** Days of the date on which LoJack receives such notice from Celestica (the “Notice Receipt Date”), LoJack shall either (i) issue to Celestica a purchase order for any remaining Excess Material after Celestica has completed the mitigation activities pursuant to Section 16.7 below, or (ii) pay Celestica an inventory carrying charge (the “Inventory Carrying Purchase Order”) in the amount of ** percent per month of the average value of such Excess Material which will be carried by Celestica from the Notice Receipt Date to the date that the such Excess Material becomes Obsolete inventory pursuant to Section 16.3. In either case, LoJack shall issue Inventory Carrying Purchase Orders to Celestica on a monthly basis.The calculation of the average value of Excess Material shall be based on month-ending inventory levels unless otherwise agreed in writing.

16.3	In the event of:
(a)	a complete or partial termination, rescheduling or cancellation of an Order, or

(b)	a reduction in a Forecast, or

(c)	the termination of all or any part of this Agreement, or

(d)	any other event, including a change in Specifications or an engineering change, which results in any Material which Celestica has purchased or issued a purchase order to the Material vendor for in accordance with Section 3 and Section 4, no longer being required by Celestica to manufacture Products (or being otherwise unsuitable for use in the manufacture of Products due to the passage of time) within the subsequent ** Days, based on the most recent Orders and Forecast, such Material shall be considered “Obsolete” and LoJack shall be notified of the same subsequent to Celestica’s mitigation efforts as specified in Section 16.7 below. LoJack shall, within ** business Days of receiving such notice, issue an inventory purchase order to Celestica for such Obsolete Material, pursuant to Section 16.6 below.
16.4	Notwithstanding Section 16.3 above, in the event the most recent Orders and Forecast shows demand after the subsequent ** Days for Obsolete Materials that are custom to the Product, at LoJack’s request and Celestica’s agreement, then the applicable quantity of such Obsolete Materials will continue to be held by Celestica for up to ** days (the “Additional Hold Period”). LoJack will pay Celestica an inventory carrying charge for such inventory in accordance with Section 16.2 above and at the end of the Additional Hold Period will purchase any remaining Obsolete Materials.
16.5	Notwithstanding Sections 16.2 and 16.3 above, LoJack will not be required to purchase the Safety Stock Inventory until it has been held in Celestica’s inventory for more than ** Days.
16.6	LoJack will purchase the Excess Material and/or the Obsolete Material pursuant to an inventory purchase order at the price reflected in the current cost of the Products, together with the average Material mark-up currently in effect for the Products, if applicable. The inventory purchase order shall include under-recoveries resulting from the sale of Material at prices less than the price originally paid by Celestica for such Material or costs relating to re-stocking or return charges, if any. At LoJack’s request and option, Celestica will store Excess Material and/or the Obsolete Material purchased by LoJack subject to the parties entering into a warehouse agreement.

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16.7	When any Material is for any reason at any time rendered Excess or Obsolete, Celestica will use its reasonable efforts to:
(a)	cancel outstanding orders for such Materials; and

(b)	return or sell such Materials back to the original supplier or to a third party on such terms as Celestica may determine at its discretion; and

(c)	use excess/non-cancellable Materials for the manufacture of other Products.
Such mitigation efforts shall continue for a period of up to ** Days or, at LoJack’s reasonable request, for a period of up to ** Days.
16.8	Notwithstanding the payment term specified in Section 10.1, all invoices relating to Excess or Obsolete Material, as specified in this Section 16, shall be due to Celestica in U.S. Dollars, without set off or deduction, per payment terms defined in Section 10.1.
16.9	Notwithstanding the persons designated in Section 24.8, all notices, inventory purchase orders and any other communication required to be made or delivered by either party to the other party pursuant to this Section 16 shall be sent to representatives agreed to by the parties.
17.	CELESTICA WARRANTY
17.1	Celestica warrants that it will, as it may elect, without charge, repair (to a mutually agreed standard or specification), replace or, if repair or replacement is not reasonably practicable, credit any Products which are proved to be defective as a result of a failure in Celestica’s workmanship **, or which fail to conform with LoJack Specifications relating to the manufacture of the Products and the performance of associated services related thereto provided that:
(a)	LoJack notifies Celestica in writing within ** after discovery of the defect; and

(b)	such defective Product has been returned prepaid to Celestica’s designated repair location within ** months after original delivery by Celestica, except where the defect is discovered in the last month of the warranty, where LoJack notifies Celestica in accordance with Section 17.1 (a) above and returns the defective Product no later than ** after the expiration of the warranty period. Celestica will provide a warranty with regard to Products which it repairs or replaces for the period of time remaining in the original ** month warranty, or ** days, whichever is greater.
LoJack must obtain a return material authorization (RMA) from Celestica prior to returning any Products. All returned Product shall include documentation describing the nature of the defect, how it was discovered and, to the extent known, under what conditions it occurred. Celestica’s issuance of an RMA will not be unreasonably withheld.
17.2	LoJack will pay for the return of Products to Celestica’s designated premises. Celestica will pay for the redelivery to LoJack’s premises as designated by LoJack of all repaired or replaced Products, where the returned Products were found by Celestica to be defective under Section 17.1 above. In addition, where the returned Products were found by Celestica to be defective under Section 17.1 above, Celestica will credit LoJack for the amount paid by LoJack for the return of the Products. For any Products and derivative Products that are found by Celestica not to be so defective LoJack will pay to Celestica all redelivery costs and a no defect found charge of US$** per unit of each such Product in Schedule 1 plus the cost of any Materials that must be scrapped (if any) due to the evaluation process for each such Product. The no defect found charge for new Products added to this Agreement will be established during the quote process for such new Products. In the case of Product replacement: title to replaced Product will pass to Celestica on delivery to Celestica; and title to replacement Product will pass to LoJack on delivery to LoJack.

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17.3	The above warranties will not apply to:
(a)	Products which have been misused, modified, damaged, placed in an unsuitable physical or operating environment or maintained improperly or caused to fail by any product or service not supplied by Celestica or to any Products which have been subjected to any repair not authorised in writing in advance by Celestica;
(b)	any defect caused by LoJack or a third party or by an error or omission or design or other fault in any LoJack Information or in any other drawings, documentation, data, software, information, know-how or Materials provided or specified by LoJack;
(c)	prototypes and pre-production or pilot versions of Products which will be supplied “as is” without warranty of any kind; or
(d)	Products for which Celestica has not performed the standard inspection and test procedure at the request of LoJack.
17.4	An Epidemic Condition exists when failure reports or statistical samplings show that ** percent (**) or more of the same Product installed or shipped during any ** day period contain an identical, repetitive: (i) defect, or (ii) failure to conform with Product Specifications. If during the ** month warranty period, a Product shows evidence of an Epidemic Condition caused by a defect or failure to conform with Product Specifications warranted by Celestica pursuant to this Section 17, Celestica shall without charge, repair, replace or credit any Products which are proved to be defective and shall pay the reasonable direct costs ** of implementing the mutually agreed remedy on Products evidencing the Epidemic Condition, provided that said costs shall not exceed **.
17.5	Celestica warrants (a) that all Services will be performed with professional care and skill and in a manner consistent with commercially reasonable efforts, and (b) that all Services and related deliverables will substantially conform to the applicable Specifications. LoJack must notify Celestica of any warranty claim within ** from completion of the Services or delivery of the related deliverables, as applicable. Celestica shall correct any warranty non-conformity which is material, or if Celestica cannot substantially correct the same in a commercially reasonable time and manner, LoJack may terminate the relevant Services and/or related deliverables, which shall be returned, and Celestica shall promptly credit to LoJack any applicable fees that LoJack has paid for the Service.
17.6	THIS SECTION 17 SETS OUT CELESTICA’S SOLE OBLIGATION AND LIABILITY, AND LOJACK’S EXCLUSIVE REMEDIES, FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT OR SERVICE OR THE SUBJECT MATTER OF ANY SERVICE AND REPLACES ALL OTHER WARRANTIES, REPRESENTATIONS AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
18.	LOJACK WARRANTY
18.1	LoJack warrants that LoJack Information and any other items or information supplied by LoJack are accurate and contain all items and information of LoJack necessary for Celestica to manufacture and deliver the Products and Services.
18.2	Celestica will notify LoJack of any manufacturing problems that it encounters and believes are related to the Product design or any LoJack Information. The parties will jointly determine whether such manufacturing problems are attributable to the Product design or any LoJack Information. To the extent such problems are attributable to the Product design or any LoJack Information, LoJack will be proportionately responsible for reasonable direct costs incurred by Celestica to correct such problems. Celestica will not implement any changes to the Product design or any LoJack Information without LoJack’s prior written approval. Where any such changes result in the delay of any scheduled delivery date for Product, Celestica will have no liability for such delay and LoJack may cancel any orders for Products affected thereby subject to the terms of the Agreement.

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19.	INDEMNIFICATION
19.1	LJ agrees to indemnify, defend and hold harmless Celestica, its Affiliates, officers, directors, employees, agents and their respective successors and assigns, from and against all third party claims, costs, damages, fines, losses and expenses (including reasonable attorney’s fees) to the extent that such claims, costs, damages, fines, losses and expenses result from: (i) death, personal injury or property damage arising from LJ or its Affiliates’ negligent acts or omissions or willful misconduct; or, (ii) an intellectual property infringement claim arising from any Specifications, software, information supplied or any instructions given to Celestica by or on behalf of LJ or its Affiliates provided that Celestica gives LJ prompt notice in writing of the claim, provides reasonable assistance and co-operation to LJ in defense of the claim and permits LJ to control the defense of the claim. Celestica may employ counsel, at its own expense, to assist in the defense of the claim. Celestica shall have no authority to settle any claim on behalf of LJ.
19.2	LEI agrees to indemnify, defend and hold harmless Celestica, its Affiliates, officers, directors, employees, agents and their respective successors and assigns, from and against all third party claims, costs, damages, fines, losses and expenses (including reasonable attorney’s fees) to the extent that such claims, costs, damages, fines, losses and expenses result from: (i) death, personal injury or property damage arising from LEI’s negligent acts or omissions or willful misconduct; or, (ii) an intellectual property infringement claim arising from any Specifications, software, information supplied or any instructions given to Celestica by or on behalf of LEI provided that Celestica gives LEI prompt notice in writing of the claim, provides reasonable assistance and co-operation to LEI in defense of the claim and permits LEI to control the defense of the claim. Celestica may employ counsel, at its own expense, to assist in the defense of the claim. Celestica shall have no authority to settle any claim on behalf of LEI.
19.3	Celestica agrees to indemnify, defend and hold harmless LoJack, its Affiliates, officers, directors, employees, agents and their respective successors and assigns, from and against all third party claims, costs, damages, fines, losses and expenses (including reasonable attorney’s fees) to the extent that such claims, costs, damages, fines, losses and expenses result from: (i) death, personal injury or property damage arising from Celestica or its Affiliate’s negligent acts or omissions or willful misconduct; or, (ii) an intellectual property infringement claim arising from Celestica or its Affiliates’ proprietary manufacturing processes used for the LoJack provided that LoJack gives Celestica prompt notice in writing of the claim, provides reasonable assistance and co-operation to Celestica in defense of the claim and permits Celestica to control the defense of the claim. LoJack may employ counsel, at its own expense, to assist in the defense of the claim. LoJack shall have no authority to settle any claim on behalf of Celestica.
20.	TOOLING, SOFTWARE AND LOJACK PROPERTY
20.1	All LoJack Information may be used by Celestica as required by Celestica solely for the purposes of performing its obligations under this Agreement and any Orders.
20.2	All LoJack Information will remain LoJack’s property and will be treated by Celestica with substantially the same care as it treats its own property of a similar nature. With respect to tooling that LoJack provides to Celestica, Celestica must maintain property asset tags which identify the tooling as being LoJack property, and maintain a comprehensive property list identifying LoJack provided tooling. All equipment and tooling, regardless of ownership, must be maintained by Celestica in accordance with all applicable safety codes and shall be maintained at a commercially reasonable level of care. Celestica will be responsible for all costs related to the upkeep, maintenance, calibration and repair of any tooling not provided to them by LoJack.

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20.3	Except for the costs of administration for maintenance programs, the costs of maintenance, calibration and repair of any LoJack tooling shall at all times be the responsibility of LoJack. Celestica shall provide a quotation to LoJack for approval of the costs of calibration, repair due to normal wear and tear, and / or replacement costs of LoJack tooling.

20.4	Celestica shall not grant any security interest, lien or other charge upon any LoJack tooling or equipment.
20.5	Unless otherwise agreed in writing, Celestica shall provide non-Product specific tooling at its sole cost and expense. LoJack shall pay for, or obtain and consign to Celestica any Product specific tooling or tooling unique to the LoJack engagement.
20.6	Unless otherwise agreed in writing and subject to LoJack payment of applicable charges, if any, all tooling, equipment or material of every description furnished to Celestica by LoJack or specifically paid for by LoJack and held by Celestica, and any replacements thereof, shall be and remain the personal property of LoJack and shall be clearly labeled as LoJack equipment and safely stored. Celestica shall not use such property except in filling LoJack’s Orders unless otherwise authorized in writing by LoJack. Such property while in Celestica’s custody or control shall be held at Celestica’s risk, kept insured by Celestica at Celestica’s expense for loss or damage resulting from Celestica’s negligence or willful misconduct in an amount equal to the fair market value and will be subject to removal at LoJack’s written request and expense. Celestica shall not be deemed to be in breach of any of the provisions of the Agreement or have any liability to LoJack for any failure of Celestica to perform its obligations hereunder to the extent such failure is attributable to deficiencies in or removal of such LoJack tooling, equipment or material.
21.	CONFIDENTIALITY
21.1	The parties will comply with the provisions of the Reciprocal Confidentiality Agreement dated April 27, 2010 between LoJack Corporation and Celestica Corporation.
21.2	Except as may be required by law (e.g., SEC filings subject to confidential treatment request), nothing in this Agreement gives either party a right to use the other party’s name, trade mark(s), trade name(s) or to refer to, or disclose, the existence of this Agreement or any Orders or any terms and conditions of this Agreement or any Orders, whether directly or indirectly in connection with any marketing or other activities without the other party’s prior written consent. Either party may, however, be permitted to respond generally to inquiries regarding its business provided that it will not disclose specific terms of this Agreement, except as may be required under applicable laws and regulations, and Celestica may include LoJack’s name and logo in its customer lists.
22.	EXCLUSIONS AND LIMITATION OF LIABILITY
22.1	To the maximum extent permitted by law, under no circumstances will either party have any liability, whether in contract or for negligence or otherwise and whether related to any single event or series of connected events, and except for any obligation to pay amounts which are properly due and payable to Celestica hereunder, for any of the following:
(a)	any liability in excess of (as to LoJack as a party, these limitations do not double by reason of LJ and LEI both being parties):

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i)	in the case of damage to or loss of tangible property, **; and

ii)	in any event, regarding any other liability, **.
(b)	any liability for any incidental, indirect, exemplary, punitive, special or consequential damages, including without limitation, loss of business, loss of records or data, loss of use, loss of profits, revenue or anticipated savings or other economic loss whether or not a party was informed or was aware of the possibility of such loss; or
(c)	any third party claims, other than claims arising under Section 19, against the other party for any loss, damage, costs or expenses.
In no event shall there be any limitation of liability whatsoever in the case of liability for death or personal injury as provided in Section 19 of this Agreement nor for any liability resulting from fraudulent, intentional, wilful or actions nor for any infringement by one party or its Affiliates of any Intellectual Property rights of the other party or its Affiliates nor for any breach of confidentiality.

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23.	TERM AND TERMINATION
23.1	This Agreement:
(a)	is effective from the Effective Date and continues for a period of three (3) years from the Effective Date; and
(b)	may be renewed for additional one (1) year terms after the expiration of the initial term on written mutual agreement of the parties, at least six (6) months prior to the end of the initial term or any renewal term.
23.2	Either party may terminate this Agreement by giving to the other party six (6) months prior written notice at any time. In the event of termination pursuant to this Section 23.2:
(a)	termination of this Agreement will not prejudice accrued rights and liabilities (including payment of Prices for Product delivered) of either party; and
(b)	on the termination or other discharge of this Agreement Celestica will, in so far as reasonably practicable following LoJack’s request, deliver up to LoJack at LoJack’s expense and risk all LoJack owned tooling and test equipment, and all other assets, Products, LoJack Information and other items which are owned by LoJack.
23.3	Either party may immediately terminate any Order and/or this Agreement:
(a)	if the other party commits a material breach of any of the terms of this Agreement and fails to remedy the breach within sixty (60) Days of written notice requiring it to do so; or
(b)	if the other party becomes insolvent or is declared bankrupt, or if a receiver and manager, liquidator, trustee in bankruptcy or other officer with similar powers is appointed over all or a substantial part of the assets of that party, or if that party files a proposal or a notice of intention to make a proposal under the Bankruptcy and Insolvency Act or any similar law, or any equivalent event occurs under any relevant jurisdiction;
and in any such case on termination under 23.3 (a) or (b) above the terminating party shall have no further obligations to the other party except to make payment:
(c)	of Prices for Product delivered prior to the date of termination; and

(d)	for any Orders cancelled, in accordance with Section 8.2,
less any amount owing to the terminating party.
23.4	The terms of Section 8 “Cancellation” will apply to any Orders cancelled as a result of termination pursuant to this Section 23 and the terms of Section 16 “Excess and/ or Obsolete Material” will apply to any Material rendered Excess or Obsolete by such cancellation.
23.5	Celestica will be entitled at its option to perform all accepted Orders placed prior to the termination of this Agreement and the terms of this Agreement will continue to apply to such Orders. Furthermore, unless otherwise agreed in writing between the parties, the terms of this Agreement will remain in effect during and after the initial term and will continue to govern any Orders issued by LoJack.

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24.	GENERAL
24.1	Cost Savings Sharing — Celestica and LoJack agree to work together to achieve a targeted ** minimum annual price reduction across all Products. If any cost savings are achieved as a result of changes proposed by Celestica, LoJack and Celestica shall share the savings on a ** basis for the ** months after Celestica’s implementation costs arising out of extraordinary actions that have not been paid separately by LoJack are recovered and thereafter, **% of the savings will be to the ** benefit of LoJack. If any cost savings are achieved as a result of changes proposed by LoJack, LoJack and Celestica shall share the savings on a ** basis for ** months after Celestica’s implementation costs arising out of extraordinary actions that have not been paid separately by LoJack are recovered and thereafter, **% of the savings will be to the benefit of LoJack.
24.2	Compliance with laws — Each party shall comply with applicable U.S. and international laws and regulation with respect to performance of its obligations under this Agreement, including without limiting the foregoing, the provisions of Schedule 4 relative to Celestica and its Affiliates’ compliance with the Foreign Corrupt Practices Act.
24.3	FCPA/C-TPAT — Celestica and its Affiliates who accept Orders from LoJack pursuant to this Agreement shall comply with LoJack’s reasonable requirements relating to FCPA (Foreign Corrupt Practices Act) compliance. In addition, Celestica and its applicable Affiliates shall work with LoJack to adopt security practices consistent with guidelines established under the United States Government’s Customs and Trade Partnership Against Terrorism (C-TPAT) import program and, on request, will provide LoJack with certification confirming Celestica’s compliance with C-TPAT. Celestica and its applicable Affiliates shall complete LoJack’s C-TPAT questionnaire on an annual basis, at least, and will implement corrective measures per LoJack’s reasonable request with regard to any areas of non-compliance with the C-TPAT program, and will participate fully in any United States Government C-TPAT audits of compliance with the program.
24.4	Resale, import and export — LoJack will comply with all applicable laws and regulations and will obtain all necessary licenses and consents for the resale, import or export of Products under the laws and regulations of any relevant jurisdiction.

24.5	Effective terms and precedence -
(a)	Together with Orders, as well as the Reciprocal Confidentiality Agreement cited in Section 21.1, the terms of this Agreement constitute the entire agreement between the parties in respect of the subject matter hereof and supersede and exclude all other representations, promises and proposals, whether oral or written.
(b)	Any standard terms and conditions set out in any LoJack Order form will be without effect.
(c)	Any rights or obligations under this Agreement that by their nature continue after termination will remain in effect until they are completed or otherwise satisfied, including the rights or obligations of the parties set forth in Sections 8, 10, 13, 16, 17, 18, 19, 21, 22, 23, 24.2, 24.3, 24.5, 24.6, 24.8, 24.10, 24.14, 24.16.
(d)	If there is any conflict or inconsistency between the terms of any Order or other documents and the terms of this Agreement then the terms of this Agreement will prevail over the Order or any other such document.
24.6	Severability — If any provision or any part thereof contained in any Order or this Agreement is, for any reason, held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability will not affect any other provision of such Order or this Agreement and such Order and this Agreement will be construed as if such invalid or unenforceable provision or part thereof had not been contained therein.

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
24.7	Variations — No purported variation or amendment of this Agreement or any Order will be valid unless made or confirmed in writing by a duly authorised representative of each party.
24.8	Notices — All notices must be in writing and sent by prepaid registered mail, by facsimile or by electronic mail or delivered personally to the parties at their respective addresses set out below or such other address as may be notified from time to time by the addressee to the other party. A notice shall be deemed to have been given on the date of receipt if sent by prepaid registered mail, on the date of transmission in the case of facsimile or electronic communication or on the date of delivery if it is delivered by hand.
Notices delivered to LoJack shall be delivered to:
LoJack Corporation
Meditech Executive Center
200 Lowder Brook Drive, Suite 1000
Westwood, MA 02090
Attn: VP and General Counsel
Fax: 781-251-4655
Notices delivered to Celestica shall be delivered to:
Celestica Corporation
645 Harvey Road
Manchester, NH 03103
Attention: General Manager
Fax: 603-244-1495
With a copy to:
Celestica International Inc.
844 Don Mills Road
Toronto Ontario Canada M3C 1V7
Attention: Corporate Contracts Department
Fax: 416-448-2776
24.9	Waiver — The waiver of any term, condition or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition or provision except as provided in writing, nor a waiver of any subsequent breach of the same term, condition or provision.
24.10	Force majeure — Neither party will be liable for any delay in performing or for failing to perform obligations (other than payment obligations) resulting from acts of God; inclement weather; fire; explosions; floods; pandemics; strikes; work stoppages; slow-downs or other industrial disputes; accidents; riots or civil disturbances; acts of government; inability to obtain any necessary license or consent; delays by suppliers or Material shortages or from any cause whatsoever beyond its reasonable control.

24.11	Assignment —
(a)	Neither party may assign this Agreement or any Order or any part thereof without the prior written consent of the other party, such consent not to be unreasonably withheld.
(b)	The expressions “Celestica” and the “LoJack” include their respective successors and permitted assigns where the context admits.

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
24.12	Relationship of the parties — The relationship between Celestica and LoJack as established under this Agreement and any Order(s) will be and at all times remain one of independent contractors, and neither party will at any time nor in any way represent itself as being a dealer, agent or other representative of the other party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other party.
24.13	Headings — The headings in this Agreement are inserted for convenience only and do not constitute a part of any agreement nor are they to be referred to in its interpretation.
24.14	Governing law — This Agreement is governed by the laws of the State of New York. The application of the above referenced laws is without regard to applicable conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods does not apply. All disputes arising from or relating to this Agreement will be settled in the courts of the applicable jurisdiction named above. The parties hereto expressly waive any right they may have to a jury trial and agree that any proceedings under this Agreement shall be tried by a judge without a jury.
24.15	Insurance — Celestica shall obtain from a reputable insurance carrier, commercial general liability insurance in the minimum amount of $** (U.S.) (combined single limit) with coverage for personal or property damage or injuries suffered by any person or entity, resulting from Celestica’s activities and obligations under this Agreement with respect to the Products manufactured and sold by Celestica and the services performed by Celestica pursuant to this Agreement. LoJack shall be named in the policy of such insurance as an additional insured with respect to liabilities assumed in this Agreement. Celestica will provide LoJack written notice at least thirty (30) days prior to the effective date of the cancellation. Within ten (10) days after the date this Agreement is executed and on the first day of each year thereafter, Celestica shall deliver to LoJack a certificate of insurance evidencing that such insurance is in full force and effect.
24.16	Non-solicitation — During the term of this Agreement and for a period of one year thereafter neither party shall knowingly solicit, entice away or divert any of the other party’s employees to itself or to any third party.
Agreed to by the duly authorized representatives of the parties as of the date first set forth above:

LOJACK CORPORATION	LOJACK EQUIPMENT IRELAND LIMITED

Signed by:	Signed by:

Name:	Name:

Title:	Title:

Date:	Date:

CELESTICA CORPORATION

Signed by:

Name:

Title:

Date:

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 1
Products

Product Family	Radio Transceiver Units	Destination	Part Number	Name
**	**	**	**	**
		**	**	**
		**	**	**
		**	**	**
		**	**	**
		**	**	**
		**	**	**
		**	**	**
	**	**	**	**
		**	**	**
		**	**	**
		**	**	**
	**	**	**	**
		**	**	**
		**	**	**
		**	**	**

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 2
Price Volume Table

	**				**				**
Volume Price Point	**	**	**	**	**	**	**	**	**	**	**	**
**	**	**	**	**	**	**	**	**	**	**	**	**
**	**	**	**	**	**	**	**	**	**	**	**	**
**
**
**
**
**

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 3
Production Transition Activities and NREs
LoJack System Flow (ODC) Setup Cost — NRE Cost

Description of Hardware
S/N	and License Cost	Qty	Unit Price (USD)	Ext Price (USD)
1	**	**	**	**
2	**	**	**	**
3	**	**	**	**

Description of System
S/N	setup	Hours	Rate/Hour	Ext Price (USD)
1	**	**	**	**
2	**	**	**	**
3	**	**	**	**
Production NREs
**

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 4
FCPA COMPLIANCE
1.	Compliance With U.S. Foreign Corrupt Practices Act. Celestica agrees that it will not offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value to:
(i)	any official of a government outside of the United States (hereinafter “Foreign Government”), Foreign Government political party or official thereof, or any candidate for Foreign Government political office for purposes of:
(a) influencing any act or decision of such official, political party or official thereof, or candidate in his or its official capacity; or
(b) inducing such official, political party or official thereof, or candidate to do or omit to do any act in violation of the lawful duty of such official, party or official thereof, or candidate; or
(c) inducing such official, party or official thereof, or candidate to use his or its influence with a Foreign Government or any instrumentality thereof to affect or influence any act or decision of such government or instrumentality.
(ii)	any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any Foreign Government official, to any Foreign Government political party or official thereof, or to any candidate for Foreign Government political office, for purposes of accomplishing the prohibited acts in Subsection 1(i) above.
2.	Permitted Exception/Affirmative Defenses:
(i)	Reasonable and bona fide payments to a Foreign Government official, political party, or party official, which are reasonable in amount, a common practice in the jurisdiction and the purpose of which is to expedite or to secure the performance of a routine ministerial governmental action by such Foreign Government official, political party, or party official;
(ii)	Reasonable and bona fide payments, gifts, offers, or promises of anything of value that is lawful under the written laws and regulations of the country of the Foreign Government official, political party, party official or candidate to whom such payment, gift, offer or promise was made; or
(iii)	Reasonable payments in reimbursement of a bona fide expenditure such as travel and lodging expenses, incurred by or on behalf of a Foreign Government official, political party, party official, or candidate and is directly related to (a) the promotion, demonstration, or explanation of LoJack’s or Celestica’s products or services or (b) the execution or performance of a contract with a Foreign Government or agency thereof.

2

**CONFIDENTIAL PORTIONS HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 5
Credit
The credit limit established by Celestica for LoJack as of the Effective Date of the Agreement is US$**. Celestica shall reasonably determine changes to the credit limit based on its review of various metrics as outlined below and consultation with LoJack.
Celestica assesses a customer’s credit risk and determines a customer’s credit limit based on review of a number of quantitative and qualitative metrics including, but not limited to, S&P and Moody’s ratings, revenue, gross and operating margins, net income, cash and cash flows, working capital, tangible net work, market capitalization, debt and debt maturities, unusual items (e.g. convertible debt, convertible equity, warrants, etc.), available credit lines (secured vs. unsecured), diversification, competition, industry and other considerations such as legal entity risk.
LoJack’s “financial liability” referenced in Section 11.1 of the Agreement is the aggregate dollar value of (i) Celestica’s issued but unpaid invoices to LoJack, (ii) raw materials, work-in process and finished goods that are in Celestica’s possession pursuant to the Agreement, and (iii) non-cancellable or non-returnable purchase orders issued by Celestica to suppliers pursuant to the Agreement for goods that have not yet been delivered to Celestica.